Exhibit 99.1

NEWS RELEASE

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, COO, dhyzak@mainstcapital.com
Brent D. Smith, CFO, bsmith@mainstcapital.com
713-350-6000

Dennard • Lascar Associates
Ken Dennard | ken@dennardlascar.com
Jenny Zhou | jzhou@dennardlascar.com
713-529-6600

Main Street Announces Promotions to

Chief Operating Officer and Chief Financial Officer

HOUSTON, November 13, 2014 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) announced today that its Board of Directors promoted Dwayne L. Hyzak to Chief Operating Officer and Senior Managing Director and Brent D. Smith to Chief Financial Officer and Treasurer, effective immediately.

Vincent D. Foster, Main Street’s Chairman, President and Chief Executive Officer, stated, “On behalf of our Board of Directors, I am very pleased to announce the well-deserved promotions of Dwayne and Brent.  While Brent is a relatively new addition to our executive leadership team, he has been highly valuable in connection with our recent credit agreement expansion and amendment activity and our investment grade debt offering.  Dwayne, as a long time Main Street veteran, has been a tremendous CFO, while at the same time managing a lower middle market investment portfolio.  We are delighted to have him focused on our investment operations.”

Mr. Hyzak has served as Main Street’s Chief Financial Officer and Senior Managing Director since 2011 and as its Treasurer since 2012.  Mr. Hyzak also serves as a member of Main Street’s investment committee.  Previously, he served as Main Street’s Senior Vice President-Finance since 2011, as one of its Senior Vice Presidents since 2007 and was a co-founder of Main Street.  Mr. Hyzak joined Main Street’s predecessor funds in 2002 and has been affiliated with the Main Street group in leadership roles since 2000.

Mr. Smith has served as Main Street’s Senior Vice President-Finance since August 2014.  Previously he served as the Executive Vice-President, Chief Financial Officer and Treasurer of a publicly traded energy services company from 2010 through June 2014 and in various finance and accounting roles at the company from 2005 through 2010.  Mr. Smith began his career in public accounting and is a Certified Public Accountant licensed in the state of Texas.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies.  Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million.  Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street’s common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “MAIN.”  In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol “MSCA.”

# # #